Exhibit 10.2

PUT OPTION AGREEMENT

This Put Option Agreement (this “Agreement”) is entered into as of                 , 2024 by and among (i) Achari Ventures Holdings Corp. I, a Delaware corporation (the “SPAC”), (ii) Achari Sponsor Holdings I LLC, a Delaware limited liability company (the “Sponsor”), and (iii) Vaso Corporation, a Delaware corporation (the “Company”). Each of SPAC, the Sponsor and the Company are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to as the “Parties” herein. Capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (as defined below).

Recitals

WHEREAS, SPAC is a special purpose acquisition company, also known as a blank check company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, SPAC has entered into a Business Combination Agreement, dated as of December 6, 2023 (as it may be further amended or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”), by and among (i) SPAC, (ii) Achari Merger Sub, Inc., a Delaware corporation, and (iii) the Company (the transactions contemplated by the Business Combination Agreement, the “Business Combination”), and SPAC shall file a registration statement/definitive proxy statement with the U.S. Securities and Exchange Commission (the “Commission”) that seeks, among other things, approval from the stockholders of the Company and SPAC of the Business Combination at special meeting(s) of such stockholders;

WHEREAS, prior to or concurrently with the approval of the Business Combination, the Company will obtain any and all required approvals from the Company’s stockholders or otherwise, and take all other actions necessary or advisable to secure any such required approvals from the Company’s stockholders or otherwise;

WHEREAS, the Parties wish to enter into this Agreement, pursuant to which, and in accordance with certain provisions of the Sponsor Letter Agreement, concurrently and/or directly following the consummation of the Business Combination, and pursuant to the circumstances described below, (i) certain members of the Sponsor, who directly own Founder Shares and/or Private Placement Warrants (each, as defined in the Sponsor Letter Agreement) in their respective individual capacities, and, for the avoidance of doubt, separate and distinct from any indirect ownership in any such Founder Shares and/or Private Placement Warrants such members may hold via any ownership interests they may separately have in the Sponsor (collectively, the “Achari Put Holders”), shall transfer any and all direct ownership interests in such Founder Shares and/or Private Placement Warrants to the Sponsor upon the consummation of the Business Combination, (ii) such Founder Shares, consisting of, prior to the consummation of the Business Combination, in the aggregate, 2,500,000 shares of SPAC’s common stock, par value $0.0001 per share (the “Founder Shares”), but which, concurrently with the consummation of the Business Combination, and pursuant to the terms and in accordance with the provisions of the Sponsor Letter Agreement, shall be forfeited, surrendered and/or transferred by the Sponsor (and thereafter cancelled by the Company), such that, immediately after such forfeiture, surrender and/or transfer by the Sponsor, the Sponsor shall hold and be the sole owner of 750,000 SPAC New Shares (as such term is defined in the Business Combination Agreement and as may be adjusted pursuant to the terms hereof) on the Closing Date, in accordance with the terms of the Sponsor Letter Agreement, and (iii) the Company shall grant the Achari Put Holders (such Achari Put Holders initially consisting solely of the Sponsor, as further described below) certain Achari Put Options (as defined below);

WHEREAS, in accordance with and pursuant to the terms set forth herein, the Achari Put Holders may require the Company, and the Company desires to grant the Achari Put Holders the ability, in certain circumstances described herein, with such ability exercisable at the Achari Put Holders sole discretion, from time to time, and, in each case, in accordance with the terms of this Agreement and subject to the conditions specified herein, to have the Company purchase up to 750,000 SPAC New Shares (as may be adjusted pursuant to the terms hereof) from the Achari Put Holders (such shares, the “Achari Put Shares”), whom, upon an exercise (an “Exercise”) of such an Achari Put Option (as defined below), shall sell and transfer to the Company the requisite amount of SPAC New Shares specified in a Notice of Exercise (as defined below), to be delivered by the applicable Achari Put Holders to the Company, and the Company shall purchase from such Achari Put Holders such SPAC New Shares specified in such Notice of Exercise, for cash, in accordance with the terms set forth herein; and

WHEREAS, (a) the Initial Achari Put Options (as defined below) and the Second Achari Put Options (as defined below) are sometimes referred to herein collectively as the “Achari Put Options”, (b) Achari Put Options which have been subject to an Exercise are sometimes referred to herein as having been “Exercised”, and (c) for the avoidance of doubt, and in accordance with Section 10 hereof, upon the closing of the Business Combination, the Sponsor shall be the sole Achari Put Holder which shall directly hold Achari Put Options, and shall be the sole Achari Put Holder which shall be able to exercise any of the rights, obligations and/or remedies described in this Agreement, unless and until the Sponsor ceases to exist as a legal entity or the Achari Put Options are otherwise transferred, sold, exchanged or otherwise distributed by the Sponsor.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Put Options

(a) Grant of Achari Put Options. On the date the Business Combination is consummated, the Company shall grant the Achari Put Options to the Sponsor (the Sponsor being the sole party who may exercise Achari Put Options from time to time and in accordance with the terms hereof (except in the event of the occurrence of certain events described in Section 10(r) hereof), and, upon an exercise of Achari Put Options, the Sponsor (except in the event of the occurrence of certain events described in Section 10(r) hereof) shall be solely responsible for the distribution of any and all cash proceeds received by the Sponsor as a result of any such exercise(s) of Achari Put Options and which such distributions shall be made in the Sponsor’s sole discretion). The Achari Put Options shall not be separately certificated and shall be deemed to exist due to the existence of and be governed pursuant to the terms of this Agreement.

(b) Initial Achari Put Options. Upon the date following the day that is twelve months following the Closing Date (the “Lock-Up Period”), and up to and until the date that is the Business Day following the date three (3) months following the expiration of the Lock-Up Period (the “Initial Put Exercise Period”), the Achari Put Holders shall have the right (but not the obligation), and may elect, in their sole discretion, to sell and transfer to the Company, and the Company shall be obligated to purchase from the Achari Put Holders if such election is made, for cash, up to 50% of the SPAC New Shares (or, more specifically, up to 375,000 SPAC New Shares (assuming no adjustment to the number of Achari Put Options pursuant to the terms hereof)), at a purchase price of $8.00 per share (the “Initial Achari Put Options”, and such $8.00 per share purchase price, the “Share Purchase Price”). To the extent any of the Initial Achari Put Options are not exercised, such Initial Achari Put Options that remain at the expiration of the Initial Put Exercise Period shall, upon the expiration of the Initial Put Exercise Period, no longer be exercisable with respect to any such SPAC New Shares underlying such Initial Achari Put Options, and, for the avoidance of doubt, any such Initial Achari Put Options which remain unexercised following the expiration of the Initial Put Exercise Period shall automatically expire and be deemed cancelled pursuant to the terms of this Agreement immediately following the expiration of the Initial Put Exercise Period.

(c) Second Achari Put Options. Upon the expiration of the Initial Put Exercise Period, and up to and until the date that is the Business Day following the date that is three (3) months following the expiration of the Initial Put Exercise Period (the “Second Put Exercise Period”, and, collectively with the Initial Put Exercise Period, the “Restrictive Periods”), the Achari Put Holders shall have the right (but not the obligation), and may elect, in their sole discretion, to sell and transfer to the Company, and the Company shall be obligated to purchase from the Achari Put Holders if such election is made, for cash, up to 50% of the SPAC New Shares (or, more specifically, up to 375,000 SPAC New Shares (assuming no adjustment to the number of Achari Put Options pursuant to the terms hereof)), at the Share Purchase Price (the “Second Achari Put Options”). To the extent any of the Second Achari Put Options are not exercised, such Second Achari Put Options that remain unexercised upon the expiration of the Second Put Exercise Period shall, upon the expiration of the Second Put Exercise Period, no longer be exercisable with respect to any such SPAC New Shares underlying such Second Achari Put Options, and, for the avoidance of doubt, any such Second Achari Put Options which remain unexercised following the expiration of the Second Put Exercise Period shall automatically expire and be deemed cancelled pursuant to the terms of this Agreement immediately following the expiration of the Second Put Exercise Period.

(d) Manner of Exercise. At the option and in the sole discretion of an Achari Put Holder, such Achari Put Holder may exercise either an Initial Achari Put Option or Second Achari Put Option, as applicable, in whole or in part (but, for the avoidance of doubt, exercise may be made only with respect to whole shares, not fractional shares), and with respect to and up to the number of Achari Put Shares such Achari Put Holder is then in possession of and is eligible to exercise during either the Initial Put Exercise Period or the Second Put Exercise Period, as applicable, at any time and from time to time, by delivering a Notice of Exercise to the Company via electronic mail (the form of such Notice of Exercise being attached as Exhibit A hereto, the “Notice of Exercise”), with simultaneous delivery to the Company’s legal counsel, the Sponsor and the Sponsor’s legal counsel at the electronic mail addresses listed for each of the above parties as listed on the signature pages hereto. For the avoidance of doubt, each Achari Put Option may be exercised at any time during the applicable Restrictive Period in a minimum exercise amount of 10,000 Achari Put Shares per exercise (unless fewer than 10,000 Achari Put Shares remain outstanding which may be exercised during such Restrictive Period, at which point, all such remaining Achari Put Options may be Exercised in their full remaining balance).

(e) Settlement. If a Notice of Exercise is properly delivered by an Achari Put Holder, the closing of the sale of the Achari Put Shares contemplated by such Notice of Exercise (an “Exercise Closing”) shall occur no later than five (5) Business Days, or earlier if mutually agreed in writing by the Parties (the “Put Exercise Closing Date”). On or before the Exercise Closing, the selling Achari Put Holder shall deliver, or cause to be delivered, the applicable Achari Put Shares listed on such Notice of Exercise to the Company or the Company’s transfer agent (pursuant to instructions to be delivered by the Company two (2) days prior to such Exercise Closing), free and clear of all liens and encumbrances and, in exchange therefore, the Company shall deliver to an account designated by such Achari Put Holder (or other entity or account designated by such Achari Put Holder to the Company in writing at least one (1) business day prior to such Put Exercise Closing Date) an amount equal to (i) the Share Purchase Price multiplied by (ii) the number of Achari Put Shares being sold to the Company by such Achari Put Holder (the “Put Exercise Price”) at such time and pursuant to such Notice of Exercise, which shall be paid by wire transfer of Immediately Available Cash (as defined below) on the Put Exercise Closing Date.

(f) Tax and Administrative Fees. The Company agrees to indemnify and hold harmless the Achari Put Holders against any documentary, stamp, transfer, registration or similar tax, including any interest and penalties or excise taxes (collectively, “Administrative Taxes”), which may accrue as a result of the Exercise of an Achari Put Option (but not, for the avoidance of doubt, any capital gains tax owed by such Achari Put Holder as a result of such sale). Any payments to be made by the Company under this Agreement and the transactions hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties, assessments or charges. In that event, and so long as permitted by applicable law, the Company shall pay such additional amounts as may be necessary in order that the net amounts received by the applicable Achari Put Holder(s) after such withholding or deduction for any Administrative Taxes shall equal the amounts that would have been received thereby if no withholding or deduction had been made.

(g) Federal Securities Law and Other Encumbrances. In the event that the Achari Put Shares are not registered under applicable securities laws at the time a Notice of Exercise is delivered, then the Company and the applicable Achari Put Holders shall each use commercially reasonable best efforts to ensure that the sale of the applicable Achari Put Shares to the Company may take place in accordance with the time periods outlined in this Agreement pursuant to an applicable exemption from registration under applicable securities laws (including by using commercially reasonable best efforts, for example, to provide the transfer agent or any other third party, at the Company’s sole expense, customary legal opinions from Company’s outside legal counsel, certificates or other customary documentation required to facilitate such sale). To the extent it is determined that no such exemption or legal avenue is available to consummate such sale at such time (for example, but not limited to, (i) the Registration Statement contemplated by the Amended and Restated Registration Rights Agreement not being deemed effective by the Commission or otherwise unavailable, (ii) “tender offer” restrictions imposed by the Commission limiting the ability of the Company to purchase the Achari Put Shares (but, for the avoidance of doubt, not as a result of adverse economic effects to any Party, such as the imposition of taxes), (iii) the purchase not being able to then be made because the Company has imposed a trading “black-out” period or otherwise under an applicable “Rule 10b5-1 Plan” or the applicable Achari Put Shares not then being freely saleable to the Company for any other reason, including as a result of the provision of MNPI (as defined below) to the Sponsor in violation of Section 6 below), despite the request by the Sponsor or Achari Put Holders to not be provided such MNPI (and, therefore, such provision of information constituting a breach of the provisions included in Section 6 below), or (iv) any other non-legal, contractual encumbrances resulting from or created by the Company, but other than contractual encumbrances resulting from the actions of or otherwise imposed by the Achari Put Holders, penalty interest (solely with respect to the Achari Put Shares which are subject to a Notice of Exercise and are not then able to be disposed) shall accrue at a rate of 1% per annum, compounding monthly (“Penalty Interest”), with any such Penalty Interest deemed payable as it accrues, but no later than on a Put Exercise Closing Date, whenever such date may eventually occur (for the avoidance of doubt, in addition to payment associated with payment of the Put Exercise Price). Penalty Interest shall also accrue in the event that the Company is unable to settle an Exercise, including in connection with the exercise of a Company ROFR (as defined below), a Mandatory Repurchase Right Transaction (as defined below), an Acceleration Event (as defined below) or any other sale of SPAC New Shares pursuant to this Agreement to the Company in the time periods prescribed herein, with such Penalty Interest accruing (only with respect to such SPAC New Shares to be sold), beginning on the date after such transaction was scheduled to, according to the time periods prescribed herein, but was unable to, be consummated. In the event that such Penalty Interest is not paid on the Put Exercise Closing Date or other relevant date, such Penalty Interest shall continue to accrue at the same rate and based off the same principal amount as such Penalty Interest was initially assessed until such Penalty Interest is paid in full.

(h) Stock Splits, Anti-Dilution, Change of Control or Other Acceleration Events. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be automatically and equitably adjusted, as appropriate, to reflect any stock split, reverse stock split, stock dividend, distribution (including distributions which have been declared but remain unpaid), reorganization, recapitalization, reclassification, combination, exchange of shares or other transactions affected by the

Company after the date hereof, in each case, such that the economic reality that the Founder Shares held by the Achari Put Holders as of the date hereof may be sold by the Achari Put Holders during the time periods prescribed herein, at the SPAC’s option, to the Company, who shall be obligated to buy such Achari Put Shares, pursuant to the terms and conditions of this Agreement, for $6,000,000 (as may be adjusted pursuant to the terms hereof), in Immediately Available Cash, payable to the Achari Put Holders, shall be maintained and remain fully intact in principal. In addition, in the event any of the following “Acceleration Events” occurs at any time during the Restrictive Periods, the Achari Put Options shall be deemed immediately Exercised in their entirety, regardless of any other restriction being in place at such time, with the Put Exercise Closing Date with respect to such automatic Exercise deemed to be five (5) Business Days after the occurrence of such Acceleration Event (the “Acceleration Event Settlement Date”): (i) the sale or any other transaction resulting in a disposition with respect to more than 50% of the voting or controlling equity interests of the Company or of assets of the Company representing over 50% of the value of the Company (with such percentage determinable as of the date of such sale in good faith by the Parties or otherwise by an independent third party to be mutually agreed), (ii) a merger or split-off of the Company, or any other corporate restructuring of the Company in which the Company is not the surviving entity, (iii) the winding up of the Company or the initialization of any other liquidation or similar procedures, (iv) the process for the de-listing of any of the Company’s securities from a national securities exchange being initiated, which process, for the avoidance of doubt, shall not be considered initiated by a letter from the Listing Qualifications Department of the Nasdaq Stock Market regarding non-compliance with a continued listing requirement, or (v) a material breach by the Company of this Agreement, including failure by the Company to maintain the Required Liquidity Amount (as defined below) at any time in accordance with the provisions herein. The Company shall immediately notify the Sponsor that an Acceleration Event has occurred as soon as reasonably possible, and in no event less than fifteen (15) calendar days from the date of becoming aware of the occurrence of such Acceleration Event (via disclosure to the Sponsor as reflected by the process described in Section 6(e) hereof) and not by notice to the Sponsor or the Achari Put Holders generally, unless the Company is otherwise publicly announcing such circumstances, with such notice specifying (if then known) the Acceleration Event Settlement Date. For the avoidance of doubt, and in accordance with Section 1(g) above, in the event an Acceleration Event Settlement Date occurs and the Company is unable to settle the Exercise associated with such Acceleration Event on such Acceleration Event Settlement Date, Penalty Interest shall begin to accrue with respect to the principal amount associated with such Exercise and shall be deemed immediately due and payable to the Achari Put Holders, such Penalty Interest being deemed to begin accruing on the calendar day following the failure of the Company to settle such applicable Exercise on the Acceleration Event Settlement Date. The Achari Put Holders may waive the occurrence of an Acceleration Event and/or the accrual of Penalty Interest in their sole discretion.

(i) Open Market Sales. During the Lock-Up Period, but in no event prior to the day that is six months from the Closing Date, (such periods as may be reduced or waived by the mutual agreement of the Parties), to the extent that (A) the VWAP (as defined below) of the Achari Put Shares exceeds 120% of the then applicable Share Purchase Price (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above) and (B) the daily volume of the SPAC New Shares on the Trading Market on which the SPAC New Shares are then listed or quoted exceeds 50,000 SPAC New Shares for ten (10) consecutive Trading Days (as defined below, and such per share price a “Favorable Trading Price”), the Lock-Up shall be deemed automatically and temporarily released for a period of four (4) Trading Days (a “Release Window”). If during a Release Window, an Achari Put Holder intends to consummate an Open Market Sale (as defined below), such Achari Put Holder shall notify the Company in writing (a “Release Notice”) pursuant to the notice provisions hereof, and the Company shall promptly (and no later than one (1) Business day following the date of such Release Notice) confirm their agreement regarding the occurrence of such Release Window. Upon delivery of a Release Notice (which may be delivered in multiple instances), the Achari Put Holders shall immediately, and in good faith, begin to use commercially reasonable efforts, with the full assistance of the Company (including the transfer agent), to the extent required, attempt to sell, transfer, exchange or otherwise dispose of, for value, Achari Put Shares to third parties unaffiliated with the Company in the open market (“Open Market Sales”) during such Release Window at or above the Favorable Trading Price; provided that no more than 50,000 Achari Put Shares may be sold by the Achari Put Holders pursuant to such Open Market Sale(s) during any seven (7) calendar day period within such Release Window (unless otherwise agreed to by the Company via written notice to the Achari Put Holders). For the avoidance of doubt, Open Market Sales may be agreed or committed to during a Release Window and consummated within five (5) Business Days of the expiration of such Release Window. To the extent that an Achari Put Holder is able to successfully consummate any such Open Market Sales, such Achari Put Holder shall provide prompt written notice to the Company pursuant to the notice provisions hereof, and upon receipt of such notice (to be duly acknowledged by the Company), the number of Achari Put Options held by such Achari Put Holder which successfully executed such Open Market Sale shall be deemed to be automatically reduced by the number of SPAC New Shares which were subject to such successfully consummated Open Market Sale. For the avoidance of doubt, Achari Put Holders may, during a Release Window, in their sole discretion, attempt to sell and/or sell SPAC New Shares for amounts less than the Favorable Trading Price, if, for example, market conditions or other circumstances then dictate, but in no event shall such an attempt or the consummation of such a trade (x) be deemed an effort by the Achari Put Holders not to comply with this Section 1(i) in good faith, (y) be deemed evidence of the Achari Put Holders not using commercially reasonable efforts to consummate Open Market Sales, or (z) otherwise represent any default or breach by the Achari Put Holders under this Agreement, and, for the avoidance of doubt, no Open Market Sales may be consummated by the Achari Put Holders, and, in such event, there shall not be considered to have been any default or breach under this Agreement and there shall not otherwise be any penalty to the Achari Put Holders. Successfully consummating an Open Market Sale below the Favorable Trading Price as described above shall, for the avoidance of doubt, still reduce the amount of outstanding Achari Put Options in the same manner as described above with respect to Open Market Sales consummated at a per share price above the Favorable Trading Price. For purposes of this Agreement, (i) “VWAP” means, for any date, the price determined by the daily volume weighted average price per share of the SPAC New Shares for such date (or the nearest preceding date) on the Trading Market on which the SPAC New Shares are then listed or quoted as reported by Bloomberg, L.P. and based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (ii) “Trading Day” means a day on which the SPAC New Shares are traded on a Trading Market, and (iii) “Trading Market” means The Nasdaq Global Market LLC (including any of the tiers thereof), and, if not the Nasdaq Global Market LLC, the principal securities exchange on which the SPAC New Shares are then listed. For the avoidance of doubt, the Company agrees that any provisions of this Agreement which may permit sales of securities during the Lock-Up Period in certain instances specified herein shall supersede any other agreements to which the Sponsor and the Company are a party. Additionally, any transaction which, upon consummation of the same, would result in the reduction or cancellation of Achari Put Options in accordance with the terms hereof shall only be deemed effective (and, therefore, actually result in the reduction or cancellation of such Achari Put Shares) in the event that the consideration associated with such transaction is actually received by the Achari Put Holders engaging in such applicable transaction, such that the consideration due and payable to such Achari Put Holders in connection with such transaction has been paid to such Achari Put Holders in full and any and all other obligations associated with such transaction, if any, have been satisfied in full.

(j) Unpaid SPAC Expenses. Notwithstanding anything herein or in the Business Combination Agreement to the contrary, if the Company pays more than $2,250,000 of Unpaid SPAC Expenses on or after the Closing Date (such amount in excess of $2,250,000 actually paid, the “Additional Unpaid SPAC Expenses Amount”), then, without duplication, (i) the number of Achari Put Shares subject to the Achari Put Options (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above) shall be reduced by a number of Achari Put Shares equal to the quotient of the Additional Unpaid SPAC Expenses Amount divided by $8.00 following written notice to the Sponsor and (ii) the number of Achari Put Shares that the Achari Put Holder is to maintain as a result of the Sponsor Letter Agreement shall be reduced from 750,000 by a number of Achari Put Shares equal to the quotient of the Additional Unpaid SPAC Expenses Amount divided by $8.00 following written notice to the Sponsor (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above). Notwithstanding the foregoing, after the Closing Date, the Company may only pay Unpaid SPAC Expenses in excess of $2,250,000 to the extent such Unpaid SPAC Expenses remain the Company’s liability on the date no earlier than five (5) Business Days following written notice from the Company to the Sponsor that the Company intends to pay such Unpaid SPAC Expenses; provided that in no event shall the Additional Unpaid SPAC Expenses Amount exceed $2,250,000. In the event that a reduction in the number of Achari Put Shares is required pursuant to this Section 1(j), each Achari Put Holder agrees to use its reasonable efforts to comply with all reasonable requests from the Company or the transfer agent for the SPAC’s common stock so that the records of such transfer agent properly reflect such reduction, and each Achari Put Holder agrees that until such requests have been complied with, it will refrain from exercising any Achari Put Option. Any reduction in the Achari Put Options and Achari Put Shares pursuant to this Section 1(j) shall have a corresponding pro rata reduction on the terms in this Agreement directly tied to the Achari Put Options and the Achari Put Shares including, Initial Liquidity Amount, Required Liquidity Amount, Initial Achari Put Options, Second Achari Put Options.

2. Representations and Warranties of the Achari Put Holders. The Sponsor, on behalf of itself and each other Achari Put Holder, represents and warrants to the other Parties, severally and not jointly, as of the date hereof and on any Put Exercise Closing Date, ROFR Settlement Date and/or Mandatory Repurchase Right Settlement Date:

(a) Organization and Power. Such Achari Put Holder (unless such Achari Put Holder is an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Sponsor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Sponsor will constitute the valid and legally binding obligation of the Sponsor enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii), collectively, the “Enforceability Exceptions”).

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Achari Put Holder in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”), other than disclosure reports regarding such transactions that such Achari Put Holder may be required to file in accordance with the terms of the Exchange Act.

(d) Compliance with Other Instruments. The execution, delivery and performance by such Achari Put Holder (as applicable) of this Agreement and the consummation by such Achari Put Holder of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents (if applicable), (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than with respect to clause (i)), which would have a material adverse effect on such Achari Put Holder or its ability to consummate the Transactions.

(e) Disclosure. Such Achari Put Holder acknowledges that the Company may disclose information required pursuant to the Commission’s Compliance and Disclosure Interpretation 166.01 under Tender Offers and Schedules in connection with the transactions contemplated by this Agreement.

(f) Disclosure of Information. Such Achari Put Holder has had an opportunity to discuss the Company’s business, management and financial affairs, and the terms and conditions of this Agreement, with the Company’s management.

(g) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or written agreement delivered pursuant hereto, neither any Achari Put Holder nor any Person acting on behalf of such Achari Put Holder, nor any of such Achari Put Holder’s Affiliates (collectively, the “Achari Put Holder Parties”), has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Achari Put Holder or the other Achari Put Holders, and the Achari Put Holder Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement, in any certificate or written agreement delivered pursuant hereto (including the Business Combination Agreement and each Ancillary Agreement) and in any public filings, the Achari Put Holder Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company Parties (as defined below).

(h) Title. Such Achari Put Holder is the sole and unconditional owner of the Achari Put Shares thereof, with good and valid title thereto, free and clear of any liens, security interests, charges or encumbrances with respect thereto. By exercising an Achari Put Option, such Achari Put Holder, upon delivery of a Notice of Exercise to the Company, shall be deemed to have represented at the time of such delivery that at such time such Achari Put Holder Exercised the Achari Put Options subject to such Notice of Exercise, that it was the sole and unconditional owner of such Achari Put Shares subject to such Notice of Exercise, with good and valid title thereto, free and clear of any liens, security interests, charges or encumbrances with respect thereto.

3. Representations and Warranties of the Company. The Company (which, for the purposes of this Section 3, shall also include each of the other Group Companies, with such contextual updates to the representations and warranties as are necessary being so assumed) represents and warrants to each Achari Put Holder as follows, as of the date hereof and on any Put Exercise Closing Date, ROFR Settlement Date and/or Mandatory Repurchase Right Settlement Date:

(a) Organization and Corporate Power. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(b) Authorization. All corporate action required to be taken by the Company’s Board of Directors to authorize the Company to enter into this Agreement has been taken. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of the Enforceability Exceptions.

(c) Disclosure. The Company has not disclosed to any Achari Put Holder material non-public information with respect to the Company or the Business Combination, other than the terms of and transactions contemplated by the Business Combination Agreement, which shall be publicly disclosed by SPAC, either by the issuance of a press release or the filing with the Commission of a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time no later than the third (3rd) Business Day immediately following the date that the Parties enter into this Agreement. Such public disclosure shall disclose only the names of the Achari Put Holders to the extent such Achari Put Holders who are individuals own greater than 5% of the SPAC New Shares following the Business Combination or would otherwise be required to file a Schedule 13D with the Commission reporting their ownership obligations with respect to the Company.

(d) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the Transactions, other than any disclosure reports regarding such transactions the Company may be required to file in accordance with the terms of the Exchange Act (which, in accordance with paragraph (c) above, shall not include the names of Achari Put Holders to the extent they are individuals who do not own greater than 5% of the SPAC New Shares following the Business Combination or would otherwise not be required to file a Schedule 13D with the Commission reporting their ownership obligations with respect to the Company).

(e) Compliance with Other Instruments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than with respect to clause (i)), which would have a material adverse effect on the Company or its ability to consummate the Transactions.

(f) SEC Filings. As of the Effective Time, the Company has filed all documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the “SEC Filings”). As of their respective filing dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable to the SEC Filings, and the rules and regulations of the Commission promulgated thereunder. None of the SEC Filings contained when filed, or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Filings. The financial statements contained in the SEC Filings have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or written agreement delivered pursuant hereto (including the Business Combination Agreement and each Ancillary Agreement) or in any public filings, neither the Company nor any person on behalf of the Company, nor any of the Company’s affiliates (collectively, the “Company Parties”), has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to this Agreement, SPAC, the Company, the Transactions or the Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Achari Put Holders in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Achari Put Holder Parties.

(h) Solvency. The Group Companies, considered as a single integrated financial enterprise, and assuming full exercise of the Achari Put Options and payment of the Put Exercise Price, are and will be, following such payments, solvent. As used herein, the term “solvent” means, as to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at a present fair saleable value, exceeds its liabilities, including its probable liability in respect of contingent liabilities, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted, and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.

(i) Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. The Company is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (collectively, “Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. State Department. The Company is not (a) a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (c) a Person organized or resident in a country or territory subject to comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, each a “Sanctioned Country”), or (d) 50% or more owned by, or acting for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that, in the case of each of the foregoing clauses (a) through (d), the entry into, or performance under, this Agreement or any related transaction would be prohibited by U.S. law. The Company is in compliance with all laws related to terrorism and/or money laundering (collectively, “Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, and (ii) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No Proceeding by or before any court or Governmental Entity with respect to compliance by the Company with any such Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”). The Company has not, nor has, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company, taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Company maintains and implements policies and procedures designed to ensure compliance by the Company and its directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

4. Company Right of First Refusal and Forced Repurchase(s) by the Company.

(a) Company Right of First Refusal. In the event that the Achari Put Holders enter into a binding contractual agreement with respect to the sale of Achari Put Shares in connection with an underwritten offering, block trade or similar private transaction with an institutional counterparty involving the sale of no less than 100,000 Achari Put Shares (a “Proposed Third Party Trade”), the Achari Put Holders hereby unconditionally and irrevocably grant to the Company a right of first refusal (the “Company ROFR”) to “step-in” to the role of such institutional counterparty, and complete such sales transaction on such counterparty’s behalf, on equivalent terms, economic and otherwise, as the Achari Put Holders had previously agreed with such third party. The Achari Put Holders shall provide notice to the Company immediately via email and according to the notice procedures set forth herein upon reaching an agreement regarding a Proposed Third Party Trade (a “Proposed Trade Notice”). The Proposed Trade Notice shall contain the material economic terms and conditions of the Proposed Third Party Trade, which shall include the minimum price, form of consideration and intended settlement date of the Proposed Third Party Trade (the “ROFR Settlement Date”) and a deadline for the Company to deliver an Acceptance Notice (as defined below, and such deadline, the “ROFR Acceptance Deadline”), and, if agreed definitive documentation with respect to the Proposed Third Party Trade is available at such time the Proposed Trade Notice is delivered, such documentation shall also be provided upon request to the Company, on a strictly confidential and anonymized basis. Upon receipt of a Proposed Trade Notice, the Company shall have four (4) hours from the time of delivery of the Proposed Trade Notice (which shall be delivered solely via electronic mail) to exercise the Company ROFR by delivering in return, and by the ROFR Acceptance Deadline, a notice via electronic mail, and according to the notice procedures set forth herein (an “Acceptance Notice”), which such Acceptance Notice shall be considered an affirmative acceptance of an offer by the Achari Put Holders to sell the applicable Achari Put Shares to the Company on the same terms as the Proposed Third Party Trade, without modification, and proper delivery of such Acceptance Notice in accordance with the terms hereof shall, upon receipt by the Achari Put Holders, be deemed a binding contractual agreement, on behalf of each of the Company and the applicable Achari Put Holders, including, in the event that the Achari Put Holders had entered into binding definitive documentation with respect to such Proposed Third Party Trade which the Company has taken claim of by delivering an Acceptance Notice, a specific consent automatically joining the Company into such definitive documentation in place of the original third party (with the Company promptly delivering such executed joinder). For the avoidance of doubt, the Company ROFR may not be exercised in part, or only with respect to certain terms of a Proposed Third Party Trade, and, if exercised, all funds due on the applicable settlement date shall be paid by wire transfer of Immediately Available Cash on such settlement date.

(b) Mandatory Repurchase Right. During the Lock-Up Period, and for so long as any such repurchase is permissible under applicable law, to the extent that the average of the VWAP of the Achari Put Shares for ten (10) consecutive Trading Days exceeds 170% of the then applicable Share Purchase Price (for the avoidance of doubt, after giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above, the “Mandatory Repurchase Right Purchase Price”), in the Company’s sole discretion, the Company may elect (a “Mandatory Repurchase Right”, and such transaction, a “Mandatory Repurchase Right Transaction”) to (i) release the Lock-Up with respect to up to 50,000 Achari Put Shares (or such larger amount of Achari Put Shares as mutually agreed to by any Achari Put Holder, the “Mandatory Repurchase Shares”), and (ii) immediately repurchase such Mandatory Repurchase Shares from the Achari Put Holders at the applicable Mandatory Repurchase Right Purchase Price. In the event the Company elects to exercise the Mandatory Repurchase Right, the Company shall immediately notify the Achari Put Holders of such election in writing (a “Mandatory Repurchase Right Election Notice”) pursuant to the notice provisions hereof, and such Mandatory Repurchase Right Election Notice shall specify: (x) the number of Achari Put Shares to be purchased, (y) the applicable Mandatory Repurchase Right Purchase Price, and (z) the proposed settlement date of such Mandatory Repurchase Right Transaction, which shall occur no later than three (3) Business Days following delivery of such Mandatory Repurchase Right Election Notice by the Company to the Achari Put Holders and in accordance with the other settlement provisions specified herein (such date, the “Mandatory Repurchase Settlement Date”). On a Mandatory Repurchase Settlement Date, the Company shall deliver the applicable funds to the Achari Put Holders by wire transfer of Immediately Available Cash. Immediately following the successful consummation of a Mandatory Repurchase Right Transaction in accordance with the terms hereof, the number of Achari Put Options held by the Achari Put Holders shall be deemed to be automatically reduced by the number of Achari Put Shares which were subject to such successfully consummated Mandatory Repurchase Right Transaction. In the event the Sponsor is no longer the direct holder of the Achari Put Options, the Achari Put Shares subject to such Mandatory Repurchase Right Transaction shall be sold to the Company by the Achari Put Holders on a pro rata basis and the corresponding Achari Put Options shall also be decreased on a corresponding pro rata basis.

(c) Specific Performance with respect to Company ROFR and Mandatory Repurchase Right. Each Party agrees that irreparable damage may occur in the event the Company delivers an Acceptance Notice and/or Mandatory Repurchase Right Election Notice in accordance to the terms hereof and either Party were to not perform its applicable obligations hereunder after delivery of such Acceptance Notice and/or Mandatory Repurchase Right Election Notice in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms of such Company ROFR or Mandatory Repurchase Right, in addition to any other remedy at law or equity.

5. Required Liquidity.

(a) Required Liquidity. Simultaneously with the closing of the Business Combination, the Company shall deposit (or provide evidence of previous deposit and maintenance via delivery of a “Liquidity Certificate” in the form of Exhibit B attached hereto on the date hereof and pursuant to the procedures described below), into single or multiple deposit or money market deposit account(s), at nationally recognized banking institutions located in the United States of America, which have been pre-approved in writing by the Sponsor as reasonably satisfactory to the Sponsor for the purposes herein (“Banking Institutions”), $6,000,000 (which shall be referred to herein as the “Initial Liquidity Amount”) of Immediately Available Cash (as defined below). The Initial Liquidity Amount (x) may be reduced only with respect to (I) releases of funds (i) in connection with the settlement of the Exercise of Achari Put Options, or (ii) after payment by the Company of the applicable amount to the Achari Put Holders in connection with the exercise of a Mandatory Repurchase Right or Company ROFR (or notice from the applicable Achari Put Holder that a Proposed Third Party Trade for which a Company ROFR was declined by the Company was successfully consummated, of which the applicable Achari Put Holder shall promptly notify the Company upon such consummation, or the consummation of an Open Market Sale, which the Achari Put Holders shall also promptly provide notice of), or (II) the expiration of Achari Put Options in connection with the expiration of the Initial Put Exercise Period and/or the Second Put Exercise Period (which shall result in reductions corresponding to the number of expired and unexercised Achari Put Options on such date multiplied by the Share Purchase Price), and (y) shall be increased in the event that Penalty Interest or other interest generated by the balance of the funds designated as the Required Liquidity Amount (as defined below) accrues. The Initial Liquidity Amount as reduced or increased from time to time under the circumstances described in the foregoing sentence is referred to herein as the “Required Liquidity Amount”.

(b) Immediately Available Cash. For the purposes of this Section 5, “Immediately Available Cash” means immediately available funds of the Company comprised of United States dollars, which do not serve as cash collateral or security for any other kind of obligation of the Company, are not subject to any lien or any other type of encumbrance of any kind and are freely dispersible by the Company at any time and for any reason without penalty, netting, fee, surcharge, premium or similar expense of any kind or constituting United States dollars held at a Banking Institution. The Required Liquidity Amount shall be reported as a “restricted cash” balance on the financial statements of the Company and shall be available for satisfaction of the Exercise of Achari Put Options and other sales to the Company of SPAC New Shares under this Agreement and not for general corporate or other purposes until the settlement in full, expiration or cancellation of all remaining Achari Put Options, such period from the date hereof to the settlement in full, expiration or cancellation of the Achari Put Options being referred to as the “Liquidity Availability Period”.

(c) Maintenance of Liquidity. During the Liquidity Availability Period, the Company will maintain Immediately Available Cash equal to or in excess of the Required Liquidity Amount, in accordance with the terms and limitations of this Section 5.

(d) Liquidity Certificate. As of the first Friday of any fiscal quarter (or, if such day is not a Business Day, the immediately preceding Business Day), the Company shall deliver a Liquidity Certificate to the Sponsor (such Liquidity Certificate to be executed and delivered by either the Chief Executive Officer or Chief Financial Officer of the Company (or both such persons in the Company’s sole discretion)).

(e) Release of Funds for Settlements and Otherwise. In the event the Company receives a Notice of Exercise, upon confirmation from the Company of receipt of the applicable Achari Put Shares (such confirmation not to be unreasonably withheld, conditioned or delayed, and in no circumstances to be delivered later than one (1) calendar day following receipt of such Achari Put Shares by the Company pursuant to the exercise of an Achari Put Option), the Company shall immediately direct the appropriate personnel at the Banking Institution where the Required Liquidity Amount is held to cause such Banking Institution to initiate a wire transfer of Immediately Available Cash to the applicable Achari Put Holder equal to the applicable Put Exercise Price corresponding to the applicable Notice of Exercise delivered to the Company in order for the relevant transaction to settle in accordance with the time periods described in this Agreement.

(f) Other Funds and Interest and Income Generation. Payments to be made by the Company to the Achari Put Holders under this Agreement may be made with the funds representing the Required Liquidity Amount or separate sources of cash, so long as, following the settlement of such transaction, the Required Liquidity Amount is maintained and all other terms of this Agreement are adhered to, including with respect to the timing of settlement.

6. Disclosure and MNPI Procedures.

(a) Announcement Form 8-K. At or prior to 8:30 a.m. (New York City time) on the first Business Day following each consummation of a Mandatory Repurchase Right Transaction or consummation of a Company ROFR, the Company shall file with the Commission a Form 8-K describing the material terms of such transaction (such Form 8-K, the “Announcement Form 8-K”). Such Announcement Form 8-K (and any concurrent or related press releases issued by the Company or the Company’s affiliates) may refer to the participation of the Sponsor or the Achari Put Holders in such transactions, but may not specifically refer to individual Achari Put Holders by name without such Achari Put Holder’s prior written consent; provided, however, that the Company shall be entitled, without the prior approval of any Achari Put Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcement Form 8-K and contemporaneously therewith, and (ii) as required by applicable law (provided that each Achari Put Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof with as much reasonable advanced notice as possible).

(b) Announcement of Expiration of Achari Put Options and Termination of Agreement. At or prior to 8:30 a.m. (New York City time) on each of the first Business Days following, as applicable: (i) the expiration of the Initial Put Exercise Period, (ii) the Second Put Exercise Period, and (iii) the termination of this Agreement (which may coincide with the expiration of the Second Put Exercise Period), the Company shall file with the Commission a Form 8-K describing the expiration of such applicable Restrictive Period and/or termination of this Agreement, if applicable, and further, if applicable, the expiration of any Achari Put Options which have expired as of that date as a result of remaining unexercised following the expiration of such Restrictive Period in accordance with the terms hereof.

(c) Material Non-Public Information Generally. Notwithstanding anything to the contrary set forth in this Agreement or any other transaction document related to the Business Combination Agreement, the Company and the Achari Put Holders hereby acknowledge and agree that, as of the Closing Date, the Achari Put Holders (including their respective Affiliates, representatives, employees and related Persons, collectively, “Potential Achari MNPI Recipients”) desire not to receive reports, notices, documentation and other information (collectively, “Information”) which the Company reasonably believes may contain material non-public information with respect to the Company or any of its Subsidiaries or securities (collectively, “MNPI”), and the Company shall not provide such Information to the Potential Achari MNPI Recipients, in each case, for so long as the Company is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act. Notwithstanding the foregoing, the Sponsor (or the applicable Achari Put Holders upon the occurrence of the events described in Section 10(r) hereof), may, upon written notice to the Company, change its or their election as to receiving material non-public information (generally or in respect of particular Information or categories thereof). The Company hereby acknowledges and agrees that the Potential Achari MNPI Recipients are relying on the foregoing acknowledgment and covenant in effecting transactions in securities of the Company.

(d) Cleansing Procedures. Upon the occurrence of an accidental, unintentional or other delivery of MNPI to a Potential Achari MNPI Recipient to which such Potential Achari MNPI Recipient did not consent to receive in advance in accordance with the provisions hereof, the Company covenants to immediately notify, in writing and in accordance with the notice procedures specified herein, the Sponsor. In such event, the Company shall use commercially reasonable efforts to publicly disclose via Form 8-K filed with the Commission, as soon as possible, such MNPI, and thereafter affirmatively confirm such disclosure to the Sponsor, in a manner and method that explicitly states that any and all Potential Achari MNPI Recipients have been “cleansed” of any such MNPI previously held.

(e) Disclosure Process. To the extent the Company reasonably and in good faith believes that it is necessary to disclose material non-public information to the Sponsor, prior to receiving a Notice of Exercise, a Proposed Trade Notice or other notice of an impending sale by an Achari Put Holder (a “Necessary Disclosure”), the Company shall inform the Sponsor’s Outside Counsel (as defined below) of such determination, without disclosing the applicable material non-public information to the Sponsor, and the Company and such Outside Counsel, on behalf of the Sponsor shall endeavor to agree upon a process, if necessary, for making such Necessary Disclosure to the Sponsor or its representatives in a manner that is acceptable to the Sponsor (if at all), and any further courses of action to be taken (an “Agreed Disclosure Process”). Thereafter, the Company shall be permitted to make such Necessary Disclosure only in accordance with the Agreed Disclosure Process. “Outside Counsel” means, in respect of the Sponsor, outside legal counsel as may be designated from time to time by the Sponsor for the purposes hereof (including, to the extent applicable, receiving notices and communications hereunder), and as of the date hereof refers to Timothy J. Kirby Esq. of Katten Muchin Rosenman LLP, whose contact information is listed herein.

(f) No Forced Disclosure. For the avoidance of doubt, the Company, its affiliates, employees, subsidiaries, representatives and any related parties shall not, and shall cause each of their respective employees, officers, directors (or equivalent Persons), Affiliates, attorneys, agents and representatives to not, provide the Sponsor, any Potential Achari MNPI Recipient or any of their respective Affiliates, attorneys, agents or representatives with MNPI, from and after the consummation of the Business Combination, without the express prior written consent of the Sponsor to receive such information (the Sponsor being the sole Person who may consent to receipt of MNPI on behalf of any Potential Achari MNPI Recipient). For the avoidance of doubt, the Company may not force the Sponsor or any Potential Achari MNPI Recipient to accept MNPI which it has indicated it does not wish to receive, which it may only indicate by express written consent delivered to the Company.

(g) Company Acknowledgement Regarding MNPI. The Company hereby acknowledges and agrees that no Potential Achari MNPI Recipient shall have any duty of trust or confidence (including any obligation under any confidentiality or non-disclosure agreement entered into by such Potential Achari MNPI Recipient) with respect to, or any obligation not to trade in any securities while aware of, any MNPI

(x) provided by, or on behalf of, the Company or any of its Subsidiaries, any of their respective Affiliates or any of their respective officers, directors (or equivalent persons), employees, attorneys, agents, advisors or representatives in violation of any of the representations, warranties, covenants, provisions or agreements set forth in this Agreement, or (y) otherwise possessed (or continued to be possessed) by any Potential Achari MNPI Recipient as a result of any breach or violation by the Company or any of its Subsidiaries, any of their respective Affiliates or any of their respective officers, directors (or equivalent persons), employees, attorneys, agents or representatives of any representation, warranty, covenant, provision or agreement set forth in this Agreement. The Company understands and acknowledges that Potential Achari MNPI Recipients and, specifically, the Achari Put Holders, their respective Affiliates and Persons acting on their behalf will rely on such representations, warranties, covenants, provisions and agreements in effecting transactions in the securities of the Company and of other Persons.

7. Miscellaneous.

(a) Notification. The Company and the Achari Put Holders shall each promptly notify the other of the occurrence of any event that would make any of the representations and warranties of the Company or an Achari Put Holder, as set forth in Section 2 and Section 3 of this Agreement, as applicable, untrue or incorrect at any time between the date of this Agreement and the Termination Date (as defined below).

(b) Other Transactions Involving SPAC or Company Securities, Indebtedness or Other Instruments. The Company hereby acknowledges and agrees that nothing in this Agreement shall prohibit an Achari Put Holder from purchasing from third parties, the Company or any other entity prior to, or after the consummation of, the Business Combination, additional shares of common stock of SPAC or the Company (as applicable), including any warrants, convertible notes or options (including puts or calls) with respect to SPAC or the Company or other securities, instruments, loans or debt of any of SPAC, the Company or any of their respective related parties, Affiliates or Subsidiaries. For the avoidance of doubt, no such shares or securities shall be considered Achari Put Shares for purposes of this Agreement.

8. Closing Conditions. The obligation of Company to purchase Achari Put Shares on a Put Exercise Closing Date under this Agreement shall be subject in all respects to the consummation of the Business Combination and such Achari Put Shares being free and clear of all liens and other encumbrances as of such Put Exercise Closing Date.

9. Termination. This Agreement will be terminated upon the earlier of (a) the mutual written consent of all Parties, or (b) the expiration of the Second Put Exercise Period; provided that no termination of this Agreement shall occur until the date that any payments, interest, expenses or other liabilities related to the transactions contemplated hereby that remain outstanding are settled in full (such date, the “Termination Date”). On the Termination Date, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Achari Put Holders, SPAC or the Company or their respective directors, officers, employees, partners, managers, members or stockholders, and, except as otherwise provided in this Agreement, all rights and obligations of each Party shall immediately cease; provided, however, the respective representations and warranties contained in Section 2 and Section 3 shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), the provisions in Section 6 prohibiting the provision of MNPI to the Sponsor or Potential Achari MNPI Recipients and Section 10(c) shall survive indefinitely. Nothing contained in this Section 9 shall relieve any Party from liabilities or damages arising out of any actual fraud or willful breach by such Party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.

10. General Provisions.

(a) Cooperation. The Company and the Achari Put Holders shall each take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(b) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing (unless delivery by electronic mail only is specifically permitted) and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient and confirmed by recipient by a response via electronic mail (which shall be promptly delivered and not unreasonably withheld, conditioned or delayed), and, if not sent during normal business hours, then on the recipient’s next Business Day when confirmed by recipient by a response via electronic mail (which shall be promptly delivered and not unreasonably withheld, conditioned or delayed), (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. Notwithstanding the foregoing, all notices and other communications sent to a Party shall also concurrently be sent to the electronic mail address (with copies to legal counsel) set forth on the signature pages hereto, or to such e-mail address or address as subsequently modified by notice given by such Party in accordance with this Section 10(b).

(c) No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. The Company agrees to indemnify and hold harmless the Achari Put Holders from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or to the Transactions.

(e) Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other Parties.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Agreement.

(i) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any related transactions (whether brought against a party hereto or its affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement and any related transaction documents), and hereby irrevocably waives the argument, and agrees not to assert in any action or proceeding, that such action or proceeding being held in such courts would be improper or an inconvenient venue for such action or proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then, in addition to the obligations of the Company hereunder, the prevailing party in such action or proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(k) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, OR ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of all Parties.

(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision herein will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and, in its reduced or modified form, such provision will then be enforceable and will be enforced.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York are obligated by any applicable law to close. Any reference to any federal, state, local or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “includes” and “including” will be deemed to be followed by “without limitation”. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If a Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

(o) Waiver. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Specific Performance. Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any other Party in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

(q) Control by the Sponsor. For so long as the Sponsor continues to exist as a legal entity and is the owner of the Achari Put Options, the rights, obligations and remedies described in this Agreement may be solely exercised by the Sponsor, and not, for the avoidance of doubt, by any individual Achari Put Holder (other than the Sponsor), and all references herein to actions by Achari Put Holders are to be understood as actions of the Sponsor while such circumstances remain in place.

(r) Dissolution of the Sponsor; Transfer or other Disposition of Achari Put Options. In the event the Sponsor is dissolved, liquidated or otherwise ceases to exist as a legal entity while Achari Put Options remain outstanding in accordance with this Agreement and/or such Achari Put Options are otherwise transferred, exchanged or otherwise subject to a disposition directly from, for or by the Sponsor, any recipient of such Achari Put Options shall, within ten (10) Business Days of such transaction, be required to join this Agreement via a customary joinder agreement and shall be required to enter into a Lockup Agreement, and thereafter may exercise any and all rights and remedies, and shall similarly be required to perform any and all then applicable obligations, of an Achari Put Holder as described herein, and such recipient shall be deemed a fully qualified and bound party to this Agreement, equal in treatment and priority with all other Achari Put Holders.

*****

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ACHARI VENTURES HOLDINGS CORP. I.

By:
Name: Vikas Desai
Title: Chief Executive Officer

Address for Notices:

60 Walnut Avenue, Suite 400
Clark, New Jersey 07066
Attention: Vikas Desai
E-mail: vikas@acharivc.com
ACHARI SPONSOR HOLDINGS I LLC

By:
Name: Vikas Desai
Title: Managing Member

Address for Notices:

60 Walnut Avenue, Suite 400
Clark, New Jersey 07066
Attention: Vikas Desai
E-mail: vikas@acharivc.com

with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
50 Rockefeller Plaza, New York, NY 10020-1605
Attention: Tim Kirby and Josh Feiger

E-mail: tim.kirby@katten.com; josh.feiger@katten.com

VASO CORPORATION

By:
Name:
Title:

Address for Notices:

137 Commercial Street
Plainview, New York 11803
Attention: Michael Beecher
E-mail: mbeecher@vasocorporation.com

Signature Page to Put Option Agreement

with copies (which shall not constitute notice) to:

Ortoli Rosenstadt LLP
366 Madison Ave, 3rd Floor
New York, NY 10017
Attention: William Rosenstadt
E-mail: wsr@orllp.legal

Signature Page to Put Option Agreement

Exhibit A

Form of Notice of Exercise

[DATE], 20

VASO CORPORATION

137 Commercial St., Suite 200

Plainview, New York 11803

Attention: Michael Beecher

E-Mail: mbeecher@vasocorporation.com

with copies (which shall not constitute notice) sent via electronic mail to:

wsr@orllp.legal

vikas@acharivc.com

tim.kirby@katten.com

josh.feiger@katten.com

1. Notice of Exercise. The undersigned Achari Put Holder, on the date hereof, hereby exercises                                  Achari Put Options, and, as a result, hereby sells to the Company, and the Company hereby purchases from such Achari Put Holder,                                  SPAC New Shares. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Put Option Agreement.

2. Delivery of Achari Put Shares and Delivery of Funds. The undersigned Achari Put Holder shall deliver                                      Achari Put Shares to the DTC account of the Company listed below in accordance with the terms of the Put Option Agreement. Upon receipt of the Achari Put Shares, the Company shall deliver the Put Exercise Price to the DTC account of the Achari Put Holder listed below, or another banking institution designated by such Achari Put Holder in writing to the Company, each in accordance with the terms of the Put Option Agreement.

Company Account for Receipt of Achari Put Shares	Achari Put Holder Account for Receipt of Funds
DTC Participant Number: [ ]	DTC Participant Number: [ ]
DTC Participant Name: [ ]	DTC Participant Name: [ ]
DTC Participant Phone Number: [ ]	DTC Participant Phone Number: [ ]
DTC Participant Contact Email: [ ]	DTC Participant Contact Email: [ ]

*****

IN WITNESS WHEREOF, the undersigned has executed this Notice of Exercise as of the date first written above:

Name of Achari Put Holder:

By:
Address:
Telephone:
Country (and, if applicable, State) of Residence:
Taxpayer Identification Number:

Beneficial Ownership (if applicable):

Telephone:
Country (and, if applicable, State) of Residence:

Taxpayer Identification Number:

Signature Page to Notice of Exercise

Exhibit B

Liquidity Status and Officer’s Certificate of Vaso Corporation

Achari Sponsor Holdings I LLC

60 Walnut Avenue, Suite 400

Clark, New Jersey 07066

Attention: Vikas Desai

Email: vikas@acharivc.com

[Date]

I, [            ], the Chief Executive Officer of Vaso Corporation, a Delaware corporation (the “Company”), and I, [            ], the Chief Financial Officer of the Company, each in our individual capacities as officers of the Company and not jointly, certify that, as the Chief Executive Officer and the Chief Financial Officer, respectively, of the Company, we are authorized to execute this certificate on behalf of the Company pursuant to the Put Option Agreement (the “Put Option Agreement”), entered into as of [__], by and among (i) Achari Ventures Holdings Corp. I, a Delaware corporation (“SPAC”), (ii) Achari Sponsor Holdings I LLC, a Delaware limited liability company (the “Sponsor”), and (iii) the Company. Capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Put Option Agreement.

I, [            ], as the Chief Executive Officer of the Company, and I, [            ], as the Chief Financial Officer of the Company, each in our individual capacities as officers of the Company and not jointly, hereby certify as of the date first set forth above as follows:

1. As of the date hereof, the Company is in full compliance with all covenants, requirements and/or obligations specified in the Put Option Agreement and applicable to the Company, including, but not limited to, maintenance of the Required Liquidity Amount.

2. Attached hereto as Schedule 1 is a true, correct and complete copy of the most recent monthly banking statement(s) from the Banking Institution(s) at which the Required Liquidity Amount is currently being held. No amendment or modification to such monthly statements have been authorized by the Company or otherwise made and, to the Company’s best knowledge, such monthly statements are accurate and true, correct and complete copies of such banking statements.

3. Attached hereto as Schedule 2 are correct and complete copies of any and all resolutions adopted by the Board of Directors of the Company relating to the Put Option Agreement and/or any and all transactions contemplated thereby or related thereto and such resolutions have not been amended, modified or rescinded and remain in full force and effect on the date hereof.

4. The representations and warranties of the Company in the Put Option Agreement remain true and correct in all material respects as if made on and as of the date hereof (except to the extent that a representation or warranty is, by its terms, made as of a specified date, in which case, such representation or warranty was true and correct only on and as of such date) and the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied under the Put Option Agreement on or prior to the date hereof.

5. Subsequent to the date as of which information is given in any SEC Filings (as amended or supplemented), as of the date hereof, other than as disclosed in such SEC Filings, there has not been any change to the disclosure or other information contained in such SEC Filings, that would reasonably have been expected to result in a Company Material Adverse Effect.

*****

IN WITNESS WHEREOF, the undersigned have executed this certificate to be effective as of the date first set forth above.

VASO CORPORATION

BY:
NAME:
TITLE: CHIEF EXECUTIVE OFFICER

BY:
NAME:
TITLE: CHIEF FINANCIAL OFFICER

Signature Page to Officer’s Certificate

Schedule 1

(To be Attached)

Schedule 2

(To be Attached)